10f-3 Exhibit                                                                                                Compliance Detail

Issuer Name + CUSIP	Walter Energy – 93317QAE5
Trade Date	March 22, 2013
List of Underwriters
Joint Book-Running Managers:
Morgan Stanly, Barclays, BofA Merrill Lynch, Citigroup, Credit Agricole CIB
Senior Co-Managers:
Scotiabank, J.P. Morgan, Natixis
Co-Managers:
BB&T Capital Markets, Comerica Securities, Goldman Sachs & Co., ING, Mitsubishi UFJ Securities, Mizuho Securities, Raymond James, RBC Capital Markets, Regions Securities LLC, TD Securities.

Was the security: 33 Act Registration, Eligible Municipal Security, Eligible Government Offering, Foreign Offering, or Eligible 144A Offering	Yes – Eligible 144A Offering
Was security offered under a firm commitment underwriting (Must be ‘YES’)	Yes
Is an affiliated b/d a Sr. Manager or Co-Manager?	Yes
If yes, did the affiliate benefit directly or indirectly (Must be NO)	No
Name of Affiliate:	Natixis Securities America
Underwriter (s) or Dealer(s) from Whom Purchased (Non-affiliates):	MSCO: Morgan Stanley
Sector or Industry:	Diversified Metals and Mining
Date of First Offering:	March 27, 2013
Ratings:	Moodys: B3 S&P: B
Maturity Date:	04/15/2021
Coupon:	8.5%
Unit Price:	100% and accrued interest, if any.
Gross Underwriting Spread	1.715%
Gross Spread as a % of Price:	1.715%
Yield:	8.5%
Yield to Maturity	7.96% as of 04/04/2013
Principal Amount of Offering:	$450,000,000
Subordination Features:	pari passu in right of payment with all of the Issuer’s and the guarantors’ existing and future senior indebtedness;
Years of Continued Operation:	25+

The adviser attests that the commission, spread or profit with respect to the transaction described is reasonable and fair compared to the commissions, spread or profit received by others in connection with the underwritings of similar securities during a comparable period of time.

The adviser attests that the Total Percentage Purchased by adviser including all funds and private advisory accounts over which adviser has investment discretion did not exceed 25%. [If an eligible 144A offering, must be less than 25% of the 144A offering plus any concurrent public offering] PLEASE INDICATE PERCENTAGE	1%

LIST EACH PARTICIPATING FUND	Percent of Offering Purchased by Fund	Dollar Value of Offering Purchased by Fund
Oakmark Equity & Income Fund	1.1%	$5,000,000
Total Purchased for Oakmark Funds which Harris Associates L.P. manages	1.1%	$5,000,000
Total Percent Purchased by all Funds and private advisory accounts over which Harris Associates L.P. has investment discretion.	1.1%	$5,000,000